DISTRIBUTION AND SERVICE PLAN

Variable Insurance Products Fund V: Freedom 2060 Portfolio

Service Class 2 Shares

1.

This Distribution and Service Plan (the “Plan”), when effective in accordance with its terms, shall be the written plan contemplated by Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”) for Service Class 2 Shares of Freedom 2060 Portfolio (“Service Class 2”), a class of shares of Freedom 2060 Portfolio (the “Fund”), a series of Variable Insurance Products Fund V (the “Trust”).

2.

 The Trust has entered into a General Distribution Agreement on behalf of the Fund with Fidelity Distributors Corporation (the “Distributor”), a wholly-owned subsidiary of Fidelity Management & Research Company (“FMR”), under which the Distributor uses all reasonable efforts, consistent with its other business, to secure purchasers of the Fund’s shares (“Shares”). Such efforts may include, but neither are required to include nor are limited to, the following: (1) formulation and implementation of marketing and promotional activities, such as mail promotions and television, radio, newspaper, magazine and other mass media advertising; (2) preparation, printing and distribution of sales literature; (3) preparation, printing and distribution of prospectuses of the Fund and reports to recipients other than existing insurance company shareholders; (4) obtaining such information, analyses and reports with respect to marketing and promotional activities as the Distributor may, from time to time, deem advisable; (5) making payments to insurance companies and others engaged in the sale of Shares or who engage in shareholder support services (“Investment Professionals”); and (6) providing training, marketing and support to such insurance companies and others with respect to Shares.

3.

In accordance with such terms as the Trustees may, from time to time establish, and in conjunction with its services under the General Distribution Agreement with respect to Service Class 2 Shares, the Distributor is hereby expressly authorized to make payments to insurance companies in connection with the sale of Service Class 2 Shares. Such payments may be paid as a percentage of the dollar amount of purchases of Service Class 2 Shares attributable to a particular insurance company, or may take such other form as may be approved by the Trustees.

4.

 In consideration of the services provided and the expenses incurred by the Distributor pursuant to the General Distribution Agreement and paragraphs 2 and 3 hereof, all with respect to Service Class 2 Shares:

(a) Service Class 2 shall pay to the Distributor a monthly distribution fee at the annual rate of 0.00% (or such lesser amount as the Trustees may, from time to time, determine) of the average daily net assets of Service Class 2 throughout the month. The determination of daily net assets shall be made at the close of business each day throughout the month and computed in the manner specified in the Fund’s then current Prospectus for the determination of the net asset value of Service Class 2 Shares, but shall exclude assets attributable to any other class of Shares of the Fund. The Distributor may, but shall not be required to, use all or any portion of the distribution fee received pursuant to the Plan to compensate Investment Professionals who have engaged in the sale of Service Class 2 Shares or in shareholder support services with respect to Service Class 2 Shares pursuant to agreements with the Distributor, or to pay any of the expenses associated with other activities authorized under paragraphs 2 and 3 hereof. Such services may include, but are not limited to, the following: (1) answering questions about the Fund from owners of Variable Products; (2) receiving and answering correspondence from owners of Variable Products (including requests for prospectuses and statements of additional information for the Fund); (3) performing sub-accounting with respect to Variable Product values allocated to the Fund; (4) preparing, printing and distributing reports of values to Variable Product owners who have values allocated to the Fund; (5) printing and distributing prospectuses, statements of additional information, any supplements thereto, and shareholder reports; (6) preparing, printing and distributing marketing materials for Variable Products; (7) assisting customers in completing applications for Variable Products and selecting underlying mutual fund investment options; (8) preparing, printing and distributing sub-account performance figures for sub-accounts investing in Fund Shares; and (9) providing other reasonable assistance in connection with the distribution of Fund Shares to insurers.

5.

 Separate from any payments made as described in paragraph 3 hereof, Service Class 2 shall also pay to the Distributor a service fee at the annual rate of 0.25% (or such lesser amount as the Trustees may, from time to time, determine) of the average daily net assets of Service Class 2 throughout the month. The determination of daily net assets shall be made at the close of business each day throughout the month and computed in the manner specified in the Fund’s then current Prospectus for the determination of the net asset value of Service Class 2 Shares, but shall exclude assets attributable to any other class of Shares of the Fund. In accordance with such terms as the Trustees may from time to time establish, the Distributor may use all or a portion of such service fees to compensate Investment Professionals for personal service and/or the maintenance of shareholder accounts, or for other services for which “service fees” lawfully may be paid in accordance with applicable rules and regulations.

6.

It is recognized that FMR Co., Inc. (“FMRC”), an affiliate of FMR, and/or FMR may use its revenues, including management fees paid to FMRC by the Fund, or fees paid to FMR by FMRC out of such management fee revenue, as well as its past profits or its resources from any other source, to make payment to the Distributor with respect to any expenses incurred in connection with the distribution of Service Class 2 Shares, including the activities referred to in paragraphs 2 and 3 hereof. To the extent that any payments made by the Fund to FMRC, including the payment of management fees, out of which management fees FMRC may pay fees to FMR, should be deemed to be indirect financing of any activity primarily intended to result in the sale of Service Class 2 Shares within the meaning of Rule 12b-1, then such payment shall be deemed to be authorized by this Plan.

7.

This Plan shall become effective upon the first business day of the month following the approval by a vote of a majority of the Trustees of the Trust, including a majority of Trustees who are not “interested persons” of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on this Plan.

8.

This Plan shall, unless terminated as hereinafter provided, remain in effect until July 31, 2019, and from year to year thereafter; provided, however, that such continuance is subject to approval annually by a vote of a majority of the Trustees of the Trust, including a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan. This Plan may be amended at any time by the Board of Trustees, provided that (a) any amendment to increase materially the fees provided for in paragraphs 4 and 5 hereof shall be effective only upon approval by a vote of a majority of the outstanding voting securities of Service Class 2 and (b) any material amendment of this Plan shall be effective only upon approval in the manner provided in the first sentence of this paragraph.

9. This Plan may be terminated at any time, without the payment of any penalty, by vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of Service Class 2.

10.

During the existence of this Plan, the Trust shall require FMRC and/or FMR and/or Distributor to provide the Trust, for review by the Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended in connection with financing any activity primarily intended to result in the sale of Service Class 2 Shares (making estimates of such costs where necessary or desirable) and the purposes for which such expenditures were made.

11.

This Plan does not require FMRC, FMR or Distributor to perform any specific type or level of distribution activities or to incur any specific level of expenses for activities primarily intended to result in the sale of Service Class 2 Shares.

12.

Consistent with the limitation of shareholder liability as set forth in the Trust’s Declaration of Trust, any obligation assumed by Service Class 2 pursuant to this Plan and any agreement related to this Plan shall be limited in all cases to Service Class 2 and its assets and shall not constitute an obligation of any shareholder of the Trust or of any other class of the Fund, series of the Trust or class of such series.

13.

If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.